Exhibit 10.3

PROMISSORY NOTE

Dated: May 31, 2024

Detroit, Michigan

For value received, Titan Trucking, LLC, a Michigan limited liability company (“Payor”), promises to pay to the order of Dominic Campo and Sharon Campo, as JTWROS (“Payee”), the principal amount of Two Million Three Hundred Fifty-Nine Thousand Eight Hundred Ninety-Eight and 24/100 Dollars ($2,359,898.24), together with interest at the rate of (i) thirteen and three quarters percent (13.75%) per annum (based on a 365-day year) (the “Initial Rate”) for the first year (ii) the Initial Rate plus one percent (1.0%) per annum for the second year; and (iii) the Initial Rate plus two percent (2.0%) per annum for the third year, in each case, compounded annually from the date hereof.

1. Payment of Principal and Interest. The principal and accrued interest on this promissory note (this “Note”) shall be paid as follows: (a) thirty-five (35) monthly installments of accrued interest each on the fifteenth (15th) day of every calendar month, starting June 15, 2024; and (b) a final balloon payment of all outstanding principal and accrued interest on May 15, 2027. If the 15th day of the month falls on a non-business banking day, payment will be made on the following business banking day. If the principal of this Note is reduced at any time, interest from and after the date of such reduction will be calculated based on the reduced principal amount.

2. Automatic Adjustment to Note. This Note is given pursuant to that certain Membership Interest Purchase Agreement dated January 12, 2024, as amended, between Payor, Standard Waste Services, LLC, a Michigan limited liability company (“Company”), and Payee (the “Purchase Agreement”) whereby Payor has purchased all of Payee’s membership interests of Company. This Note will be automatically, and without any action on the part of Payor or Payee, increased or decreased, as applicable, upon (i) final determination of the Closing Date Purchase Price (as defined in the Purchase Agreement), as detailed in the Purchase Agreement; and/or (ii) determination that Payee is obligated to Payor pursuant to the indemnification provisions of the Purchase Agreement.

3. Legal Tender. All payments to be made by the Payor to the Payee under or pursuant to this Note shall be in immediately available funds in United States dollars.

4. Expenses. Payor agrees to pay or reimburse Payee or any other holder or owner of this Note, on demand, for all costs and expenses of the Payee (including, without limitation, reasonable attorneys’ fees) actually incurred by Payee in connection with collecting or attempting to collect, protecting or enforcing this Note, or in connection with any other matter or proceeding relating to this Note.

5. Prepayments. This Note may be prepaid, in full or in part, at any time, without any prepayment penalty, premium or other fee. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount prepaid. In addition, if there is any equity financing as part of the current on-going fund raise from and after the date of this Note in which Payor or Company receives cash funds, 70% of those funds will go towards prepayment of this Note.

6. Default and Acceleration. Each of the following shall be an event of default (each, an “Event of Default”) under this Note:

(a)	Any default in the terms, conditions or covenants contained in this Note, including, without limitation, in the payment of any installment of principal or interest hereunder as and when the same shall be or become due and payable.

(b)	The Payor becomes the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding.

(c)	The dissolution of the Payor or the consolidation of the Payor into an unrelated third party.

(d)	There is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon the Payor, or in respect of any of the respective assets of the Payor.

Upon the failure of the Payor to make any payment of principal or interest to the Payee when due, or upon the occurrence of any other Event of Default which remains uncured for ten (10) calendar days following written notice thereof, all or any part of the indebtedness evidenced hereby shall, at the option of Payee, become immediately due and payable.

7. Due on Sale. If there is a sale of all or substantially all of the assets of Payor, to a non-affiliated third party, a stock sale of controlling interest of Payor to a non-affiliated third party, or a merger with a non-affiliated third party in which the controlling interest is held by a non-affiliated third party, this Note will automatically become due and payable in full (principal plus all accrued and unpaid interest) on the closing date of any such transaction.

8. Security. This Note is secured by a Security Agreement between Payor and Payee.

9. Application of Payments. Regularly scheduled payments upon this Note shall be applied first to any expenses (including expenses of collection) then due and payable to Payee hereunder, then to any unpaid interest hereunder, and then to the unpaid principal balance. Prepayments upon this Note shall be applied first to any expenses (including expenses of collection) then due and payable to the Payee hereunder, then to any unpaid interest hereunder, and then to installments of principal in the inverse order of their maturities.

10. Remedies. Payee shall have all rights and remedies provided by law, subject to the provisions of Paragraph 6.

11. No Waiver. No delay or failure of the Payee in exercising any right, power or privilege under this Note shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Payee under this Note are cumulative and not exclusive of any right or remedies which the Payee would otherwise have, whether by other instruments or at law.

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12. Binding Effect. The provisions of this Note shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

13. Amendments; Waivers; Invalidity. Except as specified in Section 2 above, this Note may not be amended except in a writing signed by the parties. Any waiver by either party of any provision of this Note must be in writing signed by such party and shall not be construed as a waiver of any other provision of this Note, nor shall such waiver be construed as a waiver of such provision with respect to any other event or circumstance, whether past, present or future. If any provision of this Note is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the other provisions of this Note.

14. Time. Time is of the essence with respect to the Payor’s obligations under this Note.

15. Applicable Law; Jurisdiction. This Note shall be governed in all respects by, and construed in accordance with, the laws of the state of Michigan, without regard to its conflicts of laws provisions. Payor hereby irrevocably and unconditionally: (i) submits to the jurisdiction of any United States federal court or Michigan state court sitting Detroit, Michigan (and any appellate court thereof) in any action or proceeding arising out of or relating to this Note; (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (iii) waives any objection to the laying of venue of any such suit or proceeding in any such court, and (iv) consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Payor at its address specified in the Purchase Agreement in accordance with the notice provisions set forth in the Purchase Agreement. Nothing in this paragraph shall limit or otherwise affect the right of the Payee to serve process by any other manner permitted by law or to bring any such action or proceeding against the Payor or any of their property in any court of any other jurisdiction.

16. Waiver. Payor waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration, intent to accelerate, and all other notices, and agrees that no extension or indulgence to the Payor or release, substitution or non-enforcement, whether with or without notice, shall affect the obligations of the Payor under this Note.

17. Entire Agreement; Headings. This Note together with the Purchase Agreement, and all the ancillary documents executed in connection herewith and therewith constitute the entire agreement and understanding between the parties, and supersede any and all prior agreements, understandings, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof. The headings contained in this Note are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Note.

[Signature page follows]

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IN WITNESS WHEREOF, this Note is executed and delivered by Payor to Payee effective as of the date first set forth above.

PAYOR:
Titan Trucking, LLC,
a Michigan limited liability company

By:	/s/ Glen Miller
Glen Miller
Its:	Chief Executive Officer

[Signature Page to Promissory Note]